EXHIBIT 21-1



                          PG ENERGY INC. AND SUBSIDIARY

                         Subsidiaries of the Registrant


         The  following  are  subsidiaries  of  the  Registrant.   Their  voting
securities are owned 100% by the Registrant and they are incorporated in Pennsylvania.


                  Penn Gas Development Co. (1)

                  Honesdale Gas Company (2)

     (1) A subsidiary of PG Energy Inc. accounted for on the equity method which has not been consolidated since it is insignificant.

     (2) A subsidiary of PG Energy Inc. acquired on February 14, 1997, and included in the consolidation of PG Energy Inc.